Exhibit 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”), dated as of September 28, 2007, by and among Hyundai Auto Receivables Trust 2007-A, Hyundai Motor Finance Company, as seller and servicer (the “Servicer”), Hyundai ABS Funding Corporation, as depositor, and Citibank, N.A., as indenture trustee and Item 1123 of Regulation AB. The undersigned hereby certifies that:

1) I am a duly authorized officer of the Servicer.

2) A review of the activities of the Servicer from September 28, 2007 through December 31, 2007 (the “Relevant Period”) and of the Servicer’s performance under the Agreement during the Relevant Period has been made under my supervision.

3) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement in all material respects throughout the Relevant Period.

IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 31st day of March, 2008.

HYUNDAI MOTOR FINANCE COMPANY, as Servicer

By:	/s/ MIN SOK RANDY PARK
Name: Min Sok Randy Park Title: Vice President, Corporate Planning and Finance